EXHIBIT 14.1  Code of Ethics


                     MID-AMERICA APARTMENT COMMUNITIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


I.       Introduction

II.      Conflicts of Interest

         A.       Introduction

         B.       General Policy

         C.       Serving  as  a  Director, Officer or Employee of a Non-Company
                  Business

         D.       Potential Conflicts by Family and Friends

         E.       Political Activities

III.     Corporate Opportunities

         A.       Prohibition on Taking Company Corporate Opportunities

         B.       Understanding Permissible Business Gifts

IV.      Confidentiality and Preservation of Records

V.       Business Conduct and Fair Dealing

         A.       General Policy

         B.       Relationships with Competitors

         C.       Relationships with Residents

VI.      Protection and Use of Company Property

         A.       Company Property

         B.       Use of Technology

VII.     Compliance with Laws, Rules and Regulations

         A.       General

         B.       Integrity of Company Records

         C.       Compliance with Insider Trading Laws

         D.       Fair Employment Practices

         E.       Government Requests

VIII. Additional Provisions Applicable to the Chief Executive Officer and Senior Financial Officers

IX.      Compliance with and Implementation of Business Code of Conduct

         A.       General

         B.       Questions Regarding Code

         C.       Determination of Violations

         D.       Request for Waivers

         E.       Good Faith Reporting of Wrongdoing

X.       Disclaimer of Employment Contract

XI.      Reservation of Rights

XII.     Certification

                     MID-AMERICA APARTMENT COMMUNITIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       INTRODUCTION

     Mid-America Apartment Communities, Inc. (the "Company") is committed to achieving high standards of business and personal and ethical conduct for itself, its Directors and all personnel. Through performance in accordance with these standards, the Company, its Directors and all of its employees will merit and enjoy the respect of one another, the business community, our shareholders, our residents, our vendors, and the public.

     It is the personal responsibility of all Directors and employees to acquaint themselves with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Directors and employees are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (the "Code") is designed to help ensure that these things occur.

     This Code applies to all Directors and employees of the Company. "Employees" means an officer or employee of the Company and its affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to "Executive Officers," and are so indicated. "Executive Officer" means a member of the Company's management so designated by resolution of the Board. All employees and Directors are required to read and understand this Code, and compliance with the conduct policies set forth herein is required of all personnel.

     This Code  supercedes  and replaces in its  entirety  our previous  Code of
Conduct for Officers and Employees and is intended to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. Directors and employees are encouraged to report violations of laws, regulations, or this Code using the processes described in Article IX of this Code. The Company will not permit retaliation against Directors or employees for reports made in good faith.

II.      CONFLICTS OF INTEREST

A.       Introduction

     For purposes of our Code, a "conflict of interest" occurs when an individual's private interests interfere in a material way or appear from the perspective of a reasonable person to interfere in a material way with the interests of the Company as a whole. A conflict situation can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of the Company's business. Conflicts of interest may also arise when an employee or Director or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Notwithstanding the foregoing, accepting things of value in accordance with Section III.B of this Code shall not constitute the receipt of improper personal benefits.

B.       General Policy

     The Company must have the confidence of its residents and the public. Directors and employees must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, employees should avoid any outside financial interests that might conflict with the Company's interests. Such outside interests could include, among other things:

     1.   Personal  or  family   financial   interests  in  or  indebtedness  to
          enterprises that have business relations with the Company.

     2. Acquiring any interest in outside entities, properties, etc., in which the Company has an interest or potential interest. This would include stock in businesses being considered for acquisition, or real estate or possible new or expanded operations.

     3. Conduct of any business not on behalf of the Company with any vendor, supplier, resident or agency or any of their officers or employees.

     4. Sale of Company property to employees or Directors. There should be sensitivity to possible criticism of the Company, employees, and
          Directors on the grounds of self-dealing for personal advantage. For this reason, no employee or Director may purchase any property directly or indirectly from the Company or any of its subsidiaries or affiliates except when that property has been authorized for such sale by the Chief Executive Officer or the Chief Financial Officer. The Chief Executive Officer and Chief Financial Officer will be responsible for ascertaining, or establishing procedures or standards for ensuring, a fair price which shall be no less than which would be paid by a willing buyer who is not affiliated with the Company.

     5. Sale/disposition of Company property to third parties. Special care must be taken to avoid the appearance of favoritism in selling or otherwise disposing of Company property to individuals or businesses not related to the Company. The sale or donation of any asset having a market value between $1,000 and $10,000 must be approved by the Chief Executive Officer or the Chief Financial Officer or the Board of Directors, if the donee or purchaser is related to the Chief Executive Officer or Chief Financial Officer. All cash donations shall be to the Company's captive charity, Open Arms Foundation, unless otherwise approved by the Chief Executive Officer. The acceptance of any gratuity or fee for such placement is expressly prohibited. The sale of the Company's business assets, including real estate, should at all times be in accordance with the policies adopted from time to time by the Board of Directors and should be approved by the Board where appropriate or required by such policies.

     Employees should report any material transaction or relationship that could result in a conflict of interest to the Company's Internal Auditor.

C.       Serving as a Director, Officer or Employee of a Non-Company Business

     The Company expects its employees to devote their full energies to their work. Therefore, an employee's outside activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with the employee's duties with the Company. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

     Company employees must have the written approval of the Chief Executive Officer or the Chief Financial Officer in advance of accepting an appointment or position to serve as a Director, partner, owner, or officer of any non-Company business. If the service is permitted, then any employee acting in this dual capacity must inform the applicable Company committee or Board of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation. No outside employment of a Company employee which may constitute a conflict of interest is permitted unless approved in advance under this Code. The Company directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify in writing the Company's Nominating and Corporate Governance Committee.

D.       Potential Conflicts by Family and Friends

     The above conflict of interest guidelines are not intended to interfere with your personal life, but there may be situations where the actions of family members and close personal friends may cause an employee a conflict of interest. For example, gifts or other benefits offered to an employee's family member by vendors or potential vendors are considered business gifts and it is the same as if they were given to the employee. If an employee's spouse, relative, or close personal friend is directly involved in a business that would like to provide goods or services to the Company, the employee cannot use his or her position at the Company to influence bidding process or negotiation in any way.

E.       Political Activities

     No employee of the Company, acting on the Company's behalf, may contribute or loan money or items of value to any foreign, federal, state or local political candidates or parties. This prohibition includes the use of any of the Company facilities, equipment, supplies, personnel or name. Employees may, however, participate in and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participate in or make contributions to political action committees.

     Employees  considering  running for election to public  office must discuss such matter in advance with their supervisors to assure that their responsibilities at the Company are not compromised. This policy does not prohibit consideration for personal leaves of absence by Company employees to pursue elected or appointed governmental positions. Requests for personal leaves of absence will be considered and administered as set forth in the Company Employee Handbook.

III.     CORPORATE OPPORTUNITIES

A.       Prohibition on Taking Company Corporate Opportunities

     Directors and employees of the Company stand in a fiduciary relationship to the Company and must advance its legitimate interests when the opportunity to do so arises. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person's personal profit or benefit when the opportunity is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company. If such a person so appropriates such a Company corporate opportunity, the Company may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is the Company's policy that no Director or employee take a corporate opportunity without the consent of the Board.

B.       Understanding Permissible Business Gifts

     The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and have the potential to unduly influence judgment or create a feeling of obligation, employees should not accept them. Employees may not solicit any kind of gift or personal benefit from present or potential residents or vendors. Employees are prohibited from accepting gifts of money (or monetary equivalents), whether solicited or unsolicited. The Company requires all employees and Directors to obtain prior approval before accepting a thing of value worth more than $200. Further, all employees and Directors are strictly forbidden from offering or accepting a thing of value, regardless of its value, to or from anyone intending to influence or be influenced or to reward or be rewarded in connection with any business or transaction of the Company, either before, during, or after a transaction. Any combination or effort to avoid compliance with this rule by dividing gifts to various employees or Directors is a violation of this Code. If the value received from the same person on any occasion is less than $200 per employee or Director, and no influence or reward in connection with any business or transaction with the Company is involved, then no prior approval from the Chief Executive Officer or Chief Financial Officer is required. If the total value received on one occasion or cumulative over a short period of time (approximately 90 days or less) is $200 or more, it must be approved by the Chief Executive Officer or Chief
Financial Officer. The following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

     1. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of the Company that are the motivating factors;

     2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

     3. Acceptance of loans from banks or financial institutions on customary terms (measured against third-party customers with like credit and collateral) to finance proper and usual activities of Directors and employees, such as home mortgage loans, except where prohibited by law;

     4. Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

     5. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other residents;

     6. Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or Christmas; or

     7.   Acceptance   of   civic,    charitable,    education,   or   religious
          organizational awards for recognition of service and accomplishment.

     In addition, an employee may not give anything of value to any resident or potential resident as an inducement to obtain business or favorable treatment. Similarly, employees are prohibited from giving anything of value to public officials, as an inducement to have a law or regulation enacted, defeated or violated.

     The purpose of this policy is to avoid violations of law and to insure that the Company's business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Company, the requirements of the law must be kept in mind. Necessarily, the application of the policy stated herein will require good judgment and common sense. If you encounter situations in which you are not sure of your obligations, you should consult the Company's Internal Auditor.

     It is inevitable and desirable that you will have individual business and personal relationships with the Company's residents, suppliers and others who do business with the Company even though such individual business and personal relationship is not connected with the Company's business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with the Company.

IV.      CONFIDENTIALITY AND PRESERVATION OF RECORDS

     Employees frequently have access to confidential information concerning the Company's business. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its residents, if disclosed. Safeguarding confidential information is essential to the conduct of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

     The Company recognizes and respects the expectations of residents regarding the use of personal information to residents on how information about them is used and protected. The Company does not sell resident information to anyone and does not disclose information to nonaffiliated third parties outside the statutory exceptions. When we offer products and services provided by third parties, we will control the resident information that is used to make the offers. The Company will not disclose medical information provided by the resident for a specific purpose unless authorized by the resident.

     If resident information is ever provided to parties outside the Company for marketing purposes, the Company will obligate such parties to adhere to the Company's policy that provides for keeping such information confidential and informs them that it is against the law to disclose such information for any purpose other than that for which it is originally provided. If the Company ever obtains personal information from another organization, this information will be subject to the same limits on use and disclosure. An employee or Director may not provide resident information to third parties for marketing purposes or enter into any agreement with a nonaffiliated third party that involves the disclosure of resident information without the prior approval of the Chief Executive Officer or the Chief Financial Officer.

     Whenever an employee becomes aware of an investigation which affects the Company, he or she shall immediately notify the Company's Chief Executive Officer and Chief Financial Officer. Notwithstanding any Company records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, "records" means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail and the contents of hard drives.

     Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

V.       BUSINESS CONDUCT AND FAIR DEALING

A.       General Policy

     Each Company employee and Director must endeavor to deal fairly with the Company's residents, vendors, competitors and other employees. No employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact, or any other unfair-dealing practice.

B.       Relationships with Competitors

     1. The Company is committed to fair competition. The most important laws governing competitive practices in the United States are the federal anti-trust laws, which are designed to protect economic freedoms and promote competition. It is the Company's policy to fully comply with anti-trust laws. Most serious anti-trust violations deal with attempts to restrict competition through agreements or understandings with competitors, suppliers or residents. Accordingly, there should be no contact with a competitor of the Company unless prior legal advice is obtained. Pricing fixing and related agreements to lessen or eliminate competition between competitors can be implied from such contacts, and have the gravest consequences of all anti-trust offenses. While beneficial in many respects, participation in trade associations necessarily results in contacts with competitors. Anti-trust sensitive topics must be avoided, and activities of the association should be closely monitored by legal counsel for the association.

     2. No Director or employee shall engage in any activity which competes with the Company.

     3. No Director or employee shall reveal any trade secrets that are unique to the Company or are the Company's proprietary information.

     4. Each Director and employee has a fiduciary responsibility to take care that no information that is deemed as confidential as to the Company be passed to competitors.

C.       Relationships with Residents

     1. Employees shall act in a professional manner at all times when representing the Company. In dealing with the Company's residents, employees shall use prudent judgment and exercise good faith. Transactions with residents shall always be conducted at "arm's length."

     2. No employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a resident.

     3. If a relationship between an employee and a resident or a potential resident exists which potentially creates a conflict of interest, that employee shall remove himself/herself from all dealings from that resident.

VI.      PROTECTION AND USE OF COMPANY PROPERTY

A.       Company Property

     Employees and Directors have a duty to protect and conserve Company property and to insure its efficient use for proper purposes. All Company assets shall be used for legitimate business purposes and not for personal gain. Employees of the Company are to take care and responsibility to safeguard the property of the Company within reason. Notwithstanding the foregoing, at no time is a Company employee to put his/her person at risk to safeguard Company property. Company property includes, but is not limited to: (i) all physical property of the Company whether leased or owned by the Company and includes all fixtures; (ii) all books and records in possession of the Company; (iii) all marketing studies, advertising or promotional materials, resident lists, logs, reports or any other forms or surveys that are in the Company's possession; and
(iv) all proprietary software.

B.       Use of Technology

     Electronic mail and e-mail systems (including electronic bulletin boards) are property of the Company and must be used primarily for business purposes and only occasionally for personal reasons. The use of e-mail must conform to the policies and values of the Company. Among other things, messages which violate any of the Company's policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements which, if made in any other forum, would violate any of the Company's policies, including without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit sensitive information only when such information is adequately protected. Subject to applicable laws and regulations, the Company reserves the right to monitor, review and disclose e-mail and voicemail as it deems appropriate.

     The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. The Company reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see your manager.

VII.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.       General

     Directors and employees must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and employees should take note of laws, rules and regulations regarding the integrity of the Company's records, insider trading and fair employment practices.

B.       Integrity of Company Records

     Accuracy and reliability in the preparation of all business records, financial statements and reports to regulatory and other government agencies is of critical importance to the corporate decision-making process and to the proper discharge of the Company's financial, legal and reporting obligations. To this end, the Company shall:

     o    comply with generally accepted accounting principles at all times;

     o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

     o maintain books and records that accurately and fairly reflect the Company's transactions;

     o prohibit the establishment of any undisclosed or unrecorded funds or assets; and

     o maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared.

     All business records, expense accounts, vouchers, bills, payroll, service records and other statements and reports are to be prepared with care and honesty. False or misleading entries are prohibited. All corporate funds and assets are to be recorded in accordance with applicable corporate procedures. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all employees to ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times.

     In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful and a violation of this Code for any officer or Director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of the Company's financial statements for the purposes of rendering such financial statements materially misleading.

C.       Compliance with Insider Trading Laws

     Stock transactions are regulated by numerous complex laws. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations. The information contained in the Code is a summary of the Company's Insider Trading Policy (the "Policy"), and employees are encouraged to consult the Policy for a complete description.

     1. Employees who know any "material" fact about the Company which has not been disclosed to the public ("inside information") may not buy or sell the Company's stock until reasonable time has passed after the information has been disclosed to the public. "Material" information means facts that would be likely to cause the value of the stock to go up or down. Examples include knowledge of new products or discoveries; unpublished sales; earnings or dividend figures; new contracts with residents or suppliers; tender offers; acquisitions; mergers; and sales of businesses.

     2. In addition, employees can be legally liable if someone outside the Company trades in the Company stock based on a "tip" of inside information given by an employee. Company policy forbids giving confidential information about the Company to outsiders except under limited circumstances approved by legal counsel.

     3. Specific additional legal restrictions on Company stock trading apply to Executive Officers and Directors, who have been furnished with detailed explanations of these restrictions.

     4. Trading in the stock of outside concerns while in the possession of material inside information is also prohibited. Examples of material inside information which might be obtained as a result of an employee's position with the Company include proposed acquisitions of outside concerns or awards of important contracts to suppliers of the Company.

D.       Fair Employment Practices

     Race, Color, Religion, National Origin, Sex, Age and Disability. Diversity is not only a welcomed reality in today's competitive work force, but also a key to increased productivity. Employees at the Company were recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse team members, the Company must be committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age or disability unrelated to ability to do the job. Employees must all keep in mind that equal employment opportunity is indispensable in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. The Company will move affirmatively and aggressively toward full and equal participation for each and every one of its employees as a matter of sound moral, legal and business policy. The Company steadfastly requires all of its employees to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a diverse place of employment that encourages each person to contribute to her or his fullest potential.

     Sexual Harassment. Every person conducting business on the Company's premises, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as sexual harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee's status of employment (e.g., pay, promotion, assignment, termination, etc.). In addition to offending - if not injuring - the victim of such conduct, sexual harassment is counterproductive to sound business policy.

E.       Government Requests

     It is the Company's policy to cooperate with all reasonable requests from government authorities. All requests for information should be responded to with complete and accurate information. In addition, documents should always be retained in accordance with the Company's document retention policy and should never be concealed, altered or destroyed in anticipation of, or in response to, any investigation. Any request for information from a government authority, other than routine items requested in the ordinary course of business, should be reported to the Company's Internal Auditor so that the Company may consult its legal counsel about the request prior to providing any information.

VIII. ADDITIONAL PROVISIONS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

     This Code applies to all Directors and employees of the Company. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth herein. In addition, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

     o The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports and documents required to be filed by the Company with the SEC and in any other public communications made by the Company. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in its Charter.

     o The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     o The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning any violation of the Company's Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     o The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code or of these additional procedures.

IX.      COMPLIANCE WITH AND IMPLEMENTATION OF CODE OF BUSINESS CONDUCT

A.       General

     All employees are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Managers and supervisors may be sanctioned for failure to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the part of the manager or supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

     If an employee is approached by anyone inside or outside of the Company with a request to do something the employee recognizes to be illegal or unethical, the employee should refuse. The employee should tell the person making the request that such conduct is contrary to the Company's policy and then report the incident to the employee's supervisor. No supervisor may direct a subordinate to violate this Code.

     Employees should immediately disassociate themselves from taking part in any discussions, activities, or other situations that they recognize to be potentially illegal or unethical. If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that employee should report it promptly, fully and objectively to the Company's Internal Auditor. The Company will attempt to treat such reports confidentially and to protect the identity of the employee who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the Company's Internal Auditor shall see that corrective action takes place appropriately.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

B.       Questions Regarding Code

     General questions regarding this Code or the application of this Code to particular situations may be directed to the Company's Internal Auditor. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board or the Chairman of the Nominating and Corporate Governance Committee.

C.       Determination of Violations

     Except as set forth in Article VIII, determinations regarding whether a violation of this Code has occurred shall be made as follows:

     1.   Process:

          (a) If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Nominating and Corporate Governance Committee in consultation with such external legal counsel as the Nominating and Corporate Governance Committee deems appropriate.

          (b) If the situation under consideration concerns any other employee, the determination of the existence of a violation shall be made by the officer to whom the employee ultimately reports, in consultation with the Company's Internal Auditor.

          (c) Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Director of Human Resources for filing and retention.

          (d) In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to the Company or the benefit to the Director, Executive Officer, or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

     2. Acts or omissions determined to be violations of this Code by other than the Nominating and Corporate Governance Committee under the process set forth above shall be promptly reported by the Company's Internal Auditor to the Nominating and Corporate Governance Committee and, if such violations are material to the Company, by the Nominating and Corporate Governance Committee to the Board.

     3. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

D.       Request for Waivers

     A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.

     1.   Process:

          (a) If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Nominating and Corporate Governance Committee, in consultation with such external legal counsel as the Nominating and Corporate Governance Committee deems appropriate, and submitted to the Board for ratification.

          (b) If the request under consideration relates to any other employee, the determination shall be made by the officer to whom the employee ultimately reports, in consultation with the Company's Internal Auditor unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Nominating and Corporate Governance Committee.

          (c) The decision with respect to the waiver requested shall be documented and forwarded to the Director of Human Resources for filing and retention.

     2. All waivers of this Code (other than those approved by the Nominating and Corporate Governance Committee) shall be promptly reported to the Nominating and Corporate Governance Committee.

     3. Waivers will not be granted except under extraordinary or special circumstances.

     4. To the extent determined to be required or appropriate by the Company's Board of Directors in consultation with legal counsel waivers shall be publicly disclosed on a timely basis.

E.       Good Faith Reporting of Wrongdoing

     1. Employees of the Company are protected, to the extent provided by law, against retaliation by the Company when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or the Company itself, regarding conduct which the employee reasonably believes relates to fraud against the Company's shareholders.

     2. Good faith reports of wrongdoing should be submitted, in writing, to the Company's Internal Auditor, or, if such reports concern the Company's Internal Auditor, to the Company's Chief Executive Officer.

          (a) "Good faith report" shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

          (b) "Wrongdoing" shall mean a violation which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or the Company.

          (c) All good faith reports and resulting investigations will be kept confidential.

     3. Directors may submit any good faith reports of wrongdoing in writing to the Chairman of the Nominating and Corporate Governance Committee.

     4. The Sarbanes-Oxley Act of 2002 requires that the Company's Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

     It is the policy of the Company to comply with both the letter and the spirit of the federal laws and regulations that govern the Company's activities. All operating policies, procedures and forms used to conduct the Company's business shall be in conformity with applicable federal laws and regulations. Any employee who violates a provision of this Code is subject to applicable disciplinary action ranging from warnings and reprimand up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, the Company also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

X.       DISCLAIMER OF EMPLOYMENT CONTRACT

     This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between the Company and its employees is "at will". The Company's policies, guidelines and related procedures are subject to unilateral change by the Company at any time. A fuller discussion of these matters appears in the Company's Employee Handbook.

XI.      RESERVATION OF RIGHTS

     The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors, shall be publicly disclosed on a timely basis.

XII.     CERTIFICATION

     Each Director and Executive Officer will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.